Exhibit 10.28

SALLY BEAUTY HOLDINGS, INC.

FOURTH AMENDED AND RESTATED

INDEPENDENT DIRECTOR COMPENSATION POLICY

Upon recommendation and approval by the Compensation Committee (the “Compensation Committee”) of the  Board of Directors (the “Board”) of Sally Beauty Holdings, Inc. (the “Company”), the Board has adopted the following compensation policy, effective as of October 1, 2018 (the “Effective Date”), for independent directors of the Company.  The compensation policy has been developed to compensate certain independent directors of the Company for their time, commitment and contributions to the Board.  This policy shall apply to directors of the Company who are not Company employees (each an “Independent Director”).

CASH COMPENSATION

Retainers for Serving on the Board

Independent Directors shall be paid an annual cash retainer of $70,000, payable in advance in quarterly installments, for each calendar year of service on the Board.  Cash retainers for partial years of service shall be pro-rated to reflect the number of days served by an Independent Director during any such quarter.

Retainers for Serving as Chairpersons

An additional annual cash retainer shall be paid to an Independent Director who serves as the Non-Executive Chairman of the Board (the “Non-Executive Chairman”) or chairperson of the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee. Such additional retainer shall be payable in advance in quarterly installments, in the following annualized amounts:

Non-Executive Chairman$150,000
Audit Committee$25,000
Compensation Committee$20,000
Nominating & Corporate Governance Committee$18,000

The Compensation Committee may recommend an additional retainer or lump sum cash payment for the Non-Executive Chairman of up to $150,000 annually to reflect increased responsibilities as may occur from time to time.  The Compensation Committee may recommend an additional retainer or lump sum cash payment for other Independent Directors of up to $50,000 annually to reflect increased responsibilities as may occur from time to time.

Additional retainers paid to the Non-Executive Chairman or committee chairpersons for partial years of service shall be pro-rated to reflect the number of days served by an Independent Director during any such quarter.

Meeting Fees

For in-person Board or committee meetings, each Independent Director in attendance shall receive $2,000.  For telephonic Board or committee meetings for which minutes are kept, each independent director in attendance shall receive $1,000.

EQUITY-BASED COMPENSATION

Annual Grants

Each Independent Director shall be granted an annual equity-based retainer award with a value at the time of issuance of approximately $140,000.   Such award shall normally be made at the first Board meeting each Company fiscal year in the form of grants of restricted stock units (“RSUs”), in accordance with  the Company’s Omnibus Incentive Plan then in effect (“Omnibus Plan”), and shall vest on the last day of such fiscal year.  Independent Directors whose Board service begins after the start of a Company fiscal year shall receive a grant pro-rated to reflect the number of days remaining in such fiscal year.

The Compensation Committee may recommend an additional equity based retainer for the Non-Executive Chairman of up to $100,000 annually to reflect increased responsibilities as may occur from time to time.

RSUs Granted Prior to October 1, 2012

Upon vesting of RSUs granted prior to October 1, 2012, Independent Director RSUs shall be deferred into deferred stock units that shall be distributed six months after such Independent Director’s Board service terminates.

In the event an Independent Director’s Board service terminates because of death, disability or involuntary termination without Cause (as defined in the Omnibus Plan), a pro rata portion of such Independent Director’s unvested RSUs shall vest upon such termination. If an Independent Director’s Board service is terminated for any other reason than the foregoing RSUs shall be canceled upon such termination.

RSUs Granted Following October 1, 2012

With respect to RSUs granted following October 1, 2012, Independent Directors may elect, by the deadline imposed by the Compensation Committee of the Board in compliance with Section 409A of the Code, to defer delivery of the shares of common stock of the Company (“Common Stock”) that would otherwise be due on the vesting date until a later date as specified in such Independent Director’s deferral election form.  The Company shall establish the rules and procedures for such payment deferrals in compliance with Section 409A of the Code and Treasury regulations and guidance with respect to such law.  If an Independent Director does not make such election, he or she will receive shares of Common Stock in settlement of the RSU on the vesting date.

In the event an Independent Director’s Board service terminates because of death or disability, a pro rata portion of such Independent Director’s unvested RSUs shall vest upon such termination. If an Independent Director’s Board service is terminated for any other reason than the foregoing RSUs shall be canceled upon such termination.

TRAVEL EXPENSE REIMBURSEMENT

Each of the Independent Directors shall be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director.  With respect to air travel, reimbursements shall be limited to the cost of first-class commercial airline tickets for the trip and date in question.

Minimum STOCK Ownership GUIDELINES

Each Independent Director must own shares of Common Stock in an amount equal to 5x his or her base annual cash retainer (excluding additional annual cash retainers for the Non-Executive Chairman and committee chairpersons and meeting fees). Independent Directors are required to achieve the applicable level of ownership within five years of becoming subject to the requirements. Until such time as the Independent Director reaches his or her equity ownership guideline, the Independent Director will be required to retain 100% of the shares of Common Stock received upon settlement of his or her restricted stock units.

Equity that Counts Toward Meeting the Guidelines:

•	Shares owned directly (e.g., shares purchased in the open market, etc.)
•	Shares owned indirectly (e.g., by a spouse, trust or limited partnership or any other entity)
•	Shares underlying vested restricted stock units
•	Shares the receipt of which have been deferred

Equity that Does Not Count Toward Meeting the Guidelines:

•	Unexercised options (whether vested or unvested)
•	Unvested restricted stock units

Compliance with the Guidelines:

Equity ownership guidelines for Independent Directors are determined as a multiple of his or her base annual cash retainer and then converted to a fixed number of shares based on an average of the prior fiscal year’s quarter-end closing stock prices.  Independent Directors serving on the Board as of October 1, 2012 first became subject to the guidelines as of such date, which was the initial date of determination for such Independent Directors. Independent Directors becoming subject to the guidelines following October 1, 2012 will have their individual guidelines established based upon the base annual cash retainer at the time they become subject to the guidelines, which shall be the date of determination for such Independent Director.  The guideline establishing the required ownership level based on a multiple of the base annual cash retainer will be re-determined each December 1st thereafter based on the then-current annual cash retainer and an average of the prior fiscal year’s quarter-end closing stock prices. Once established each year, an Independent Director’s guideline does not change as a result of fluctuations in the market price of the Common Stock.  Once achieved, ownership of the guideline amount must be maintained for as long as the Independent Director is subject to the guidelines.

The Nominating and Corporate Governance Committee of the Board will be responsible for monitoring compliance with these stock ownership guidelines.

EFFECTIVE DATE, AMENDMENT, REVISION AND TERMINATION

This policy may be amended, revised or terminated by the Compensation Committee of the Board at any time and from time-to-time.